EXHIBIT 10(bv)

National Western Life Insurance Company
2008 SENIOR VICE PRESIDENT BONUS PROGRAM

The Bonus Program (“Program”) is designed to reward selected senior vice president officers of the Company for their performance in assisting the Company to achieve pre-determined profit criteria. The Program incorporates one measurable performance factor: overall Company profitability. Participants in the 2008 Program are Paul D. Facey, Chief Actuary; Patricia L. Scheuer, Chief Investment Officer; Charles D. Milos, Mortgage Loans and Real Estate; and James P. Payne, Secretary.

The above performance factor will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e. achieving the desired target level), the bonus (applied to base salary) is 10%.   Actual results compared to the target may be less as explained in the following section. However, the total bonus percentage cannot exceed 10% of base salary.

Company Profitability:

Company profitability is based upon GAAP operating earnings as a percentage of beginning stockholders’ equity. GAAP operating earnings are net of federal income taxes and exclude realized gains and losses on investments. The amounts used for purposes of the bonus calculation will be the figures audited by the Company’s independent auditors.

The bonus percentage corresponding with the actual GAAP operating earnings achieved in 2008 relative to beginning of the year stockholders’ equity will be applied to 100% of each selected senior vice president’s base salary at the time of payment in accordance with the following grid:

GAAP Profitability	Bonus %
7.5% of Stockholders’ Equity	6.00%
8.5% of Stockholders’ Equity	8.00%
9.5% of Stockholders’ Equity	10.00%

Example:

➢	GAAP operating earnings $85,000,000

➢	Beginning GAAP stockholders’ equity $975,000,000

Based upon the above chart, the senior vice president’s 2008 bonus would be calculated as follows:

GAAP operating earnings/ Beginning GAAP stockholders’ equity

$85,000,000/$975,000,000 =    8.72%        Company profitability bonus =    8.00%

Administration:

Bonus amounts under the Program will be earned and paid at the end of the Company’s calendar year upon the availability of audited GAAP financial statements. The Company’s independent auditors will also review the calculation of the bonus % for compliance with the details of this Program as part of the Company’s audited financial statements.

If employment with the Company is terminated for any reason other than “termination for cause”, the bonus amount paid at termination will be based upon the pro rated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual’s spouse, and if the individual’s spouse is also not living at that time, then to the individual’s children.

Participants in the Program are designated by the Compensation Committee. The Program, its terms, and its administration are at the complete discretion of the Compensation Committee and may be changed or revoked at any time without the consent of the participants. This includes, among other things, amendment of the terms, targets, and other features of the Program as the Compensation Committee sees fit. Accordingly, this Program does not constitute a legal and binding obligation of the Company to perform.

April 2008